BioSpecifics Technologies Corp. Announces Initiation of Phase 2a
Study of XIAFLEX for Treatment of Cellulite

- First patient dosed in Phase 2a randomized, double-blind multiple-dose study –

LYNBROOK, NY – October 23, 2013 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in the EU, today announced that its partner Auxilium Pharmaceuticals, Inc. (Auxilium) has dosed the first patient in its Phase 2a study of XIAFLEX (“collagenase clostridium histolyticum” or “CCH”) for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Topline results from the study are expected in the first quarter of 2015.

“We are pleased to report the clinical progress being made for this condition which affects 85-98% of post-pubertal females and with no FDA approved treatment options,” commented Thomas L. Wegman, President of BioSpecifics. “We have long believed in the vast potential of XIAFLEX as a treatment for many indications caused by collagen accumulation and look forward to reporting top-line data from this trial in the first quarter of 2015 as well as reporting more near-term milestones including the upcoming PDUFA date for XIAFLEX in Peyronie’s disease which is December 6, 2013.”

As reported by Auxilium this morning, the Phase 2a study is a randomized, double-blind multiple-dose study expected to enroll approximately 144 women between the ages of 18 and 45 in the U.S. Patients will be evaluated for treatment efficacy by investigator and patient assessments, as well as 3-D photographic imaging techniques. The study will be conducted in two stages and safety will be evaluated through the collection of adverse events. If the safety and local tolerability profile from the first stage has been found to be acceptable, subjects will be enrolled in stage 2.

To qualify for the study, participants must have cellulite in the posterolateral thighs and/or buttocks for at least 12 months prior to a screening visit. Eligible study participants will be assigned to one of four groups that vary in treatment dose (low, medium, high, and placebo and will be randomized to low-dose XIAFLEX, mid-dose XIAFLEX, high-dose XIAFLEX, or placebo in a 5:5:5:3 ratio. Total treatment doses per treatment session include doses both lower and higher than the dose used in Dupuytren’s contracture with a palpable cord. Each subject may receive up to three treatment sessions of study drug according to randomization and each treatment session will be approximately 21 days apart. In this study, only the dimples treated on Day 1 may be retreated on Day 22 (Treatment Session 2) and Day 43 (Treatment Session 3) if, in the opinion of the investigator, the dimple continues to be evident. A variable number of dimples may be treated within one treatment quadrant.

There are currently no FDA approved pharmaceutical therapies indicated for cellulite. XIAFLEX treatment is intended to target and lyse, or break, those collagen tethers that cause the skin dimpling associated with cellulite with the goal of releasing the dimpling and potentially resulting in smoothing of the skin.

About Cellulite

Edematous fibrosclerotic panniculopathy, commonly known as cellulite describes a condition in which lobules of subcutaneous adipose tissue extend into the dermal layer. Cellulite can involve the loss of elasticity or shrinking of collagen cords, called septae, that attach the skin to lower layers of muscle. When fat in cellulite prone areas swells and expands, the septae tether the skin, which causes surface dimpling characteristic of cellulite. These changes can visibly affect the shape of the epidermis and resemble an orange peel-like dimpling of the skin.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is currently marketed as XIAFLEX® (collagenase clostridium histolyticum (CCH)) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium) and marketed in Europe and approved in Canada. Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for CCH) for the treatment of Dupuytren’s contracture and Peyronie’s disease in 71 Eurasian and African countries. Asahi Kasei Pharma Corporation has development and commercialization rights for XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease in Japan and Actelion Pharmaceuticals Ltd. has development and commercialization rights for XIAFLEX for these two indications in Canada, Mexico, Brazil and Australia. CCH is in clinical development for the treatment of several additional promising indications. Under the Prescription Drug User Fee Act (PDUFA), the FDA has set an action date for XIAFLEX for Peyronie’s disease of December 6, 2013. Auxilium is testing CCH for frozen shoulder syndrome and cellulite. A Phase IIa trial of CCH for cellulite was initiated in the fourth quarter of 2013 and Auxilium expects to initiate next stage trials of CCH for frozen shoulder syndrome in the same period. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas, both of which are in Phase II trials, and expects to report top-line data from these trials by the end of 2013. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements". The forward-looking statements include statements concerning, among other things, the timing of the release of data from the phase II trial of CCH as a treatment for cellulite and the potential of CCH for the treatment of cellulite. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are our predictions based on our current expectations and our projections about future events. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective objectives for XIAFLEX in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to XIAFLEX; the potential market for XIAFLEX in a given indication being smaller than anticipated; the potential of XIAFLEX to be used in additional indications and the initiation, timing and outcome of clinical trials of XIAFLEX for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2012, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, and our Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and we assume no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com